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                             RULE 22c-2 AGREEMENT

This Agreement is entered into effective as of February 1, 2008 by and between PHL Variable Insurance Company, Phoenix Life and Annuity Company, and Phoenix Life Insurance Company (the Company) and Summit Mutual Funds, Inc. (the Fund).

1. The terms below shall have the following meanings, unless a different meaning is clearly required by the contexts:

   (a) The term "Fund" includes the fund's principal underwriter, investment adviser, and transfer agent. The term not does include any "excepted funds" as defined in SEC Rule 22c-2(b) under the Investment Company Act of 1940.

   (b) The term "Shares" means the interests of Contract owners corresponding to the redeemable securities of record issued by the Fund under the Investment Company Act of 1940 that are held by the Company.

   (c) The term "Contract owner" means the holder of interests in a variable annuity or variable life insurance contract issued by the Company ("Contract"), or a participant in an employee benefit plan with a beneficial interest in a Contract.

   (d) The term "Contract owner-Initiated Transfer Purchase" means a transaction that is initiated or directed by a Contract owner that results in a transfer of assets within a Contract to a Fund, but does not include transactions that are executed: (i) automatically pursuant to a contractual or systematic program or enrollment such as transfer of assets within a Contract to a Fund as a result of "dollar cost averaging" programs, insurance company approved asset allocation programs, or automatic rebalancing programs; (ii) pursuant to a Contract death benefit;
   (iii) one-time step-up in Contract value pursuant to a Contract death benefit; (iv) allocation of assets to a Fund through a Contract as a result of payments such as loan repayments, scheduled contributions, retirement plan salary reduction contributions, or planned premium payments to the Contract; or (v) pre-arranged transfers at the conclusion of a required free look period.

   (e) The term "Contract owner-Initiated Transfer Redemption" means a transaction that is initiated or directed by a Contract owner that results in a transfer of assets within a Contract out of a Fund, but does not include transactions that are executed: (i) automatically pursuant to a contractual or systematic program or enrollments such as transfers of assets within a Contract out of a Fund as a result of annuity payouts, loans, systematic withdrawal programs, insurance company approved asset allocation programs and automatic rebalancing programs; (ii) as a result of any deduction of charges or fees under a Contract; (iii) within a Contract out of a Fund as a result of scheduled withdrawals or surrenders from a Contract; or (iv) as a result of payment of a death benefit from a Contract.

   (f) The term "written" includes electronic writings and facsimile transmissions.

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2. NOW, THEREFORE, the Fund and the Company hereby agree as follows:

   (a) Company agrees to provide the Fund or its designee, upon written request, the taxpayer identification number ("TIN"), "), the Individual/International Taxpayer Identification Number ("ITIN")*, if known, of any or all Contract owner(s) of the account, and the amount, date and transaction type (purchase, redemption, transfer, or exchange) of every purchase, redemption, transfer, or exchange of Shares held through an account maintained by the Company during the period covered by the request. ("Transaction Information")

   (b) Requests must set forth a specific period, not to exceed 90 days from the date of the request, for which Transaction Information is sought. The Fund may request Transaction Information older than 90 days from the date of the request as it deems necessary to investigate compliance with policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding shares issued by the Fund.

   (c) Requests for Transaction Information shall be made no more frequently than quarterly, except to the extent that the Fund needs to examine a specific instance(s) which it believes may be harmful to the Fund.

   (d) Company agrees to provide the Transaction Information, promptly but in no event later than five (5) business days upon request of the Fund or its designee. If requested by the Fund or its designee, Company agrees to use best efforts to determine promptly whether any specific person about whom it has received the identification and Transaction Information is itself a financial intermediary ("indirect intermediary") and, upon further request of the Fund or its designee, promptly either (i) provide (or arrange to have provided) Transaction Information for those Contract owners who hold an account with an indirect intermediary or (ii) prohibit the indirect intermediary from purchasing, in nominee name on behalf of other persons, securities issued by the Fund. Company additionally agrees to inform the Fund whether it plans to perform (i) or (ii).

   Responses required by this paragraph must be communicated in writing and in a format mutually agreed upon by the Fund or its designee and the Company; and to the extent practicable, the format for any Transaction Information provided to the Fund should be consistent with the NSCC Standardized Data Reporting Format.
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*  According to the IRS' website, the ITIN refers to the Individual Taxpayer
   Identification number, which is a nine-digit number that always begins with the number 9 and has a 7 or 8 in the fourth digit, example 9XX-7X-XXXX. The IRS issues ITINs to individuals who are required to have a U.S. taxpayer identification number but who do not have, and are not eligible to obtain a Social Security Number (SSN) from the Social Security Administration (SSA). SEC Rule 22c-2 inadvertently refers to the ITIN as the International Taxpayer Identification Number.

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   (e) The Fund agrees to only use Transaction Information for the purposes of identifying Contract owners who may be violating the Fund's policies and procedures with respect to dilution of the Fund's value as contemplated by Rule 22c-2 or to fulfill other regulatory or legal requirements subject to the privacy provisions of Title V of the Gramm-Leach Bliley Act (Public Law 106-102) and comparable state laws. The Fund agrees that the Transaction Information is confidential and will not share the Transaction Information externally, unless the Insurer provides the Fund with prior written consent. The Fund agrees not to share the Transaction Information internally, except on a "need to know basis." The Fund further agrees to notify the Insurer's Chief Privacy Officer immediately in the event that the confidentiality of the Transaction Information is breached.

   (f) Transmitting Transaction Information. The Fund agrees that when transmitting Transaction Information by facsimile or electronic writing that the Transaction Information will be protected by encryption, password, or some other form of secure transmission, which will adequately protect the confidentiality of the Transaction Information.

   (g) Company agrees to execute written instructions from the Fund to prohibit further purchases or exchanges of Shares by a Contract owner that has been identified by the Fund as having engaged in transactions of the Fund's Shares (directly or indirectly through the Company's account) that violate policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding Shares issued by the Fund. Unless otherwise directed by the Fund, any such prohibitions shall only apply to Contract owner-Initiated Transfer Purchases or Contract owner-Initiated Transfer Redemptions that are affected directly or indirectly through Company.

   The Company's obligation to execute such written instructions as described above shall not be construed as an obligation by the Company to administer the Fund's disruptive trading policies.

   (f) Instructions must include the TIN, ITIN, or GII and the specific individual Contract or policy number associated with the Contract owner, if known, and the specific restriction(s) to be executed. If the TIN, ITIN, GII or the specific individual Contract or policy number associated with the Contract owner is not known, the instructions must include an equivalent identifying number of the Contract owner(s) or account(s) or other agreed upon information to which the instruction relates. Upon request of the Company, Fund agrees to provide to the Company, along with any written instructions to prohibit further purchases or exchanges of Shares by Contract owner, information regarding those trades of the contract holder that violated the Fund's policies.

   (g) Company agrees to execute instructions as soon as reasonably practicable, but not later than ten business days after receipt of the instructions by the Company.

   (h) Company must provide written confirmation to the Fund that instructions have been executed. Company agrees to provide confirmation as soon as reasonably practicable, but not later than ten business days after the instructions have been executed.

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3. The parties have entered into one or more Fund Participation Agreements between or among them for the purchase and redemption of shares of the Funds by the Accounts in connection with the Contracts. This Agreement supplements those Fund Participation Agreements. To the extent the terms of this Agreement conflict with the terms of a Fund Participation Agreement, the terms of this Agreement shall control. The addition of a redemption fee that the Company must administer may only be implemented by the mutual consent of both parties and by amendment to this Agreement.

4. This Agreement will terminate upon the termination of the Fund Participation Agreement, except to the extent that this Agreement is applicable to "Existing Contracts" as defined by Section 6.3 of the Fund Participation Agreement.

IN WITNESS WHEREOF, the undersigned has caused this Agreement to be executed as of February 1, 2008.

PHL VARIABLE INSURANCE
COMPANY,PHOENIX LIFE AND ANNUITY
COMPANY,AND PHOENIX LIFE
INSURANCE COMPANY

       /s/Gina Collopy O'Connell
       -------------------------
By:    Gina Collopy O'Connell
Title: Senior Vice President

SUMMIT MUTUAL FUNDS, INC.

       /s/ John F. Labmeier
       -------------------------
By:    John F. Labmeier
Title: Vice President and
       Secretary

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